Exhibit 10.12

June 24, 2022

Frank Hsu, M.D.

c/o Apexigen, Inc.

75 Shoreway Road, Suite C

San Carlos, CA 94070

Re: Confirmatory Employment Letter

Dear Frank:

This letter agreement (the “Agreement”) is entered into between Frank Hsu, M.D. (“you”) and Apexigen, Inc. (the “Company” or “we”). This Agreement is effective as of the date you sign it, as indicated below. The purpose of this Agreement is to confirm the current terms and conditions of your employment.

1.    Position. Your position will continue to be Chief Medical Officer, and you will continue to report to the Company’s Chief Executive Officer or to such other person as the Company subsequently may determine. This is a full-time position. You will perform the duties and have the responsibilities and authority customarily performed and held by an employee in your position or as otherwise may be assigned or delegated to you by the Company. While you render services to the Company, you will not engage in any other employment, consulting or other business activity (whether full-time or part-time) that would create a conflict of interest with the Company. By signing this Agreement, you reconfirm to the Company that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company.

2.    Base Salary. Your current annual base salary is $506,667, which will be payable, less applicable withholdings and deductions, in accordance with the Company’s normal payroll practices. Your annual base salary will be subject to review and adjustment based upon the Company’s normal performance review practices.

3.    Annual Bonus. You are eligible to earn an annual cash bonus with a target value of 40% of your annual base salary, based on achieving performance objectives established by the Board or an authorized committee of the Board (such committee, a “Committee”) in its sole discretion and payable upon achievement of those objectives as determined by the Board or a Committee. If any portion of such bonus is earned, it will be paid when practicable after the Board or a Committee determines it has been earned, subject to you remaining employed with the Company through the payment date. Your annual bonus opportunity will be subject to review and adjustment based upon the Company’s normal performance review practices. In addition, the Board or a Committee may, in its direction, grant you discretionary bonuses from time to time.

4.    Equity Awards. You will be eligible to receive awards of stock options, restricted stock or other equity awards pursuant to any plans or arrangements the Company may have in effect from time to time. The Board or a Committee will determine in its discretion whether you will be granted any such equity awards and the terms of any such award in accordance with the terms of any applicable plan or arrangement that may be in effect from time to time.

Apexigen, Inc. • 75 Shoreway Road, Suite C • San Carlos, CA 94070

Phone (650) 931-6236

www.apexigen.com

Frank Hsu, M.D.

June 24, 2022

5.    Employee Benefits. As a regular full-time employee of the Company, you will continue to be eligible to participate in Company-sponsored benefits in accordance with the terms of the Company’s policies and benefits plans and receive any perquisites as may be provided by the Company from time to time. In addition, you will continue to be entitled to paid vacation in accordance with the Company’s paid time off policy, as in effect from time to time. Information regarding coverage, eligibility, and other information regarding these benefits is set forth in more detailed documents that are available from the Company. With the exception of the Company’s at-will employment policy, discussed below, the Company may, from time to time, in its sole discretion, modify or eliminate its policies or benefits offered to employees.

6.    Severance. You will be eligible to participate in the Company’s Executive Change in Control and Severance Plan (the “Severance Plan”). Your participation agreement under the Severance Plan (the “Participation Agreement”) will specify the severance payments and benefits you would be eligible to receive in connection with certain terminations of your employment with the Company. These protections will supersede all other severance payments and benefits you would otherwise currently be eligible for to, or would become eligible for in the future, under any plan, program or policy that the Company may have in effect from time to time.

7.    Employee Confidentiality and Invention Assignment. As an employee of the Company, you will continue to have access to certain confidential information of the Company and you may, during the course of your employment, develop certain information or inventions that will be the property of the Company. To protect the interests of the Company, your acceptance of this Agreement confirms that the terms of the At-Will Employment, Confidential Information, Invention Assignment, and Arbitration Agreement you previously signed with the Company (the “Confidential Information Agreement”) still apply.

8.    Employment Relationship. Employment with the Company will continue to be for no specific period of time. Your employment with the Company will continue to be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause. Any contrary representations that may have been made to you are superseded by this Agreement. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and the Company’s Chief Executive Officer.

9.    Protected Activity Not Prohibited. Nothing in this Agreement or in any other agreement between you and the Company, as applicable, will in any way limit or prohibit you from engaging for a lawful purpose in any Protected Activity. For purposes of this Agreement, “Protected Activity” means filing a charge or complaint, or otherwise communicating, cooperating, or participating with, any state, federal, or other governmental agency, including but not limited to the U.S. Securities and Exchange Commission, the Equal Employment Opportunity Commission, and the National Labor Relations Board. Notwithstanding any restrictions set forth in this Agreement or in any other agreement between you and the Company, as applicable, you understand that you are not required to obtain authorization from

Frank Hsu, M.D.

June 24, 2022

the Company prior to disclosing information to, or communicating with, such agencies, nor are you obligated to advise the Company as to any such disclosures or communications. In making any such disclosures or communications, you agree to take all reasonable precautions to prevent any unauthorized use or disclosure of any information that may constitute Company Confidential Information (within the meaning of the Confidential Information Agreement) to any parties other than the relevant government agencies. You further understand that Protected Activity does not include the disclosure of any Company attorney-client privileged communications, and that any such disclosure without the Company’s written consent will constitute a material breach of this Agreement. You acknowledge that the Company has provided you with notice in compliance with the Defend Trade Secrets Act of 2016 regarding immunity from liability for limited disclosures of trade secrets. The full text of the notice is attached in Exhibit A.

10.    Governing Law; Venue. All questions concerning the construction, validity and interpretation of this Agreement and the exhibits hereto shall be governed by and construed in accordance with the domestic laws of the State of California, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of California or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of California. Any lawsuit arising out of or in any way related to this Agreement to the Parties’ relationship hereunder shall be brought only in those state or federal courts having jurisdiction over actions arising in San Mateo County in the State of California.

11.    Miscellaneous. This Agreement, the Confidential Information Agreement, the Severance Plan, and the Participation Agreement constitute the entire agreement between you and the Company regarding the subject matters discussed, and they supersede all prior negotiations, representations or agreements between you and the Company. This Agreement may only be modified by a written agreement signed by you and the Company’s Chief Executive Officer.

12.    Definitions.

a.    “Board” means (i) prior to the Closing, the Board of Directors of the Company, or (ii) on or following the Closing, the Board of Directors of Parent.

b.    “Closing” means the closing of the merger contemplated by that certain Business Combination Agreement by and among the Company, Parent, and certain other parties, dated March 17, 2022, as may be amended from time to time.

c.    “Parent” means Brookline Capital Acquisition Corp. (which, on or following the Closing, will be renamed Apexigen, Inc.), a Delaware corporation, or any successor thereto.

[Signature page follows.]

Frank Hsu, M.D.

June 24, 2022

To confirm the current terms and conditions of your employment, please sign and date in the spaces indicated and return this Agreement to the Company.

Sincerely,

Apexigen, Inc.

By:	/s/ Xiaodong Yang
Xiaodong Yang, M.D., Ph.D.
Chief Executive Officer

I have read and understood this Agreement and hereby acknowledge, accept and agree to the terms as set forth herein and further acknowledge that no other commitments were made to me as part of my employment offer except as specifically set forth herein.

/s/ Frank Hsu
Frank Hsu, M.D.

Date:	June 24, 2022

Exhibit A

SECTION 7 OF THE DEFEND TRADE SECRETS ACT OF 2016

“ . . . An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that—(A) is made—(i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. . . . An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual—(A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.”